SUBSIDIARY OF SCANTEK MEDICAL INC.

                                                                 Jurisdiction of
        Name                                                      Incorporation
        ----                                                     ---------------

Scantek Digital Systems, Inc.                                    Delaware
Scantek Medical S.A.                                             Uruguay